Exhibit 2.4

CERTIFICATE OF DESIGNATION

of

PREFERENCES, RIGHTS AND LIMITATIONS OF

SERIES A CONVERTIBLE PREFERRED STOCK

of

ENERGOUS CORPORATION

I, Mallorie Burak, hereby certify that I am the Chief Executive Officer and Chief Financial Officer of Energous Corporation, a Delaware corporation (the “Corporation”), and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Board on November __, 2024, adopted the following resolutions creating a series of convertible shares of Preferred Stock designated as Series A Convertible Preferred Stock, none of which shares have been issued:

RESOLVED, that the Board designates the Series A Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Certificate of Incorporation as follows:

1.            DESIGNATION. The Shares are designated as the Corporation’s Series A Convertible Preferred Stock (the “Shares”).

2.            DEFINITIONS. For purposes of the Shares and as used in this Certificate, the following terms shall have the meanings indicated:

“Board” shall mean the board of directors of the Corporation or any committee of members of the board of directors authorized by such board to perform any of its responsibilities with respect to the Shares.

“Borrowing Agreements” shall have the meaning set forth in paragraph (b)(iii) of Section 5 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in San Jose, California are not required to be open.

“Call Date” shall mean the date fixed for redemption of Shares and specified in the notice to holders required under paragraph (a)(i) of Section 5 hereof as the Call Date.

“Certificate” shall mean this Certificate of Designation of Preferences, Rights and Limitations of the Shares.

“Change in Control” shall mean any transaction or series of related transactions involving: (i) the sale or other disposition of all or substantially all of the assets of the Corporation; (ii) any merger or consolidation of the Corporation into or with another person or entity (other than a merger or consolidation effected exclusively to change the Corporation’s domicile), or any other corporate reorganization, in which the stockholders of the Corporation in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Corporation’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (iii) any sale or other transfer by the stockholders of the Corporation of shares representing at least a majority of the Corporation’s then-total outstanding combined voting power. For the avoidance of doubt, “Change in Control” shall not include any sale and issuance by the Corporation of shares of its capital stock or of securities or instruments exercisable for or convertible into, or otherwise representing the right to acquire, shares of its capital stock to one or more investors for cash in a transaction or series of related transactions the primary purpose of which is a bona fide equity financing of the Corporation.

“Closing Sale Price” means the last closing trade price for the Common Shares on the principal securities exchange or trading market where such Common Shares are listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such Common Shares in the over-the-counter market on the electronic bulletin board for such Common Shares as reported by Bloomberg, or, if no closing trade price, respectively, is reported for such security by Bloomberg, the average closing price of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

“Common Shares” shall mean the shares of common stock, $0.00001 par value, of the Corporation.

“Corporation” shall mean Energous Corporation, a Delaware corporation.

“Conversion Price” shall have the meaning set forth in paragraph (a) of Section 6 hereof.

“Corporation Redemption Notice” shall have the meaning set forth in paragraph (a)(i) of Section 5 hereof.

“Corporation Redemption Response” shall have the meaning set forth in paragraph (b)(ii) of Section 5 hereof.

“Conversion Rights” shall have the meaning set forth in Section 6 hereof.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Holder Redemption Notice” shall have the meaning set forth in paragraph (b)(ii) of Section 5 hereof

“Junior Shares” shall have the meaning set forth in paragraph (a)(iii) of Section 8 hereof.

“Original Issue Date” means the date of the initial issuance of Shares.

“Parity Shares” shall have the meaning set forth in paragraph (a)(ii) of Section 8 hereof.

“Person” shall mean any individual, firm, partnership, limited liability company, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Principal Market” means the Nasdaq Stock Market LLC.

“Redemption Date” shall have the meaning set forth in paragraph (b)(ii) of Section 5 hereof.

“Redemption Price” shall have the meaning set forth in paragraph (a)(i) of Section 5 hereof.

“Senior Shares” shall have the meaning set forth in paragraph (a)(i) of Section 8 hereof.

“Shares” shall have the meaning set forth in Section 1 hereof.

“set apart for payment” shall be deemed to include, without any further action, the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry that indicates, pursuant to an authorization by the Board and a declaration of dividends or other distribution by the Corporation, the initial and continued allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Shares shall mean irrevocably placing such funds in a separate account or irrevocably delivering such funds to a disbursing, paying or other similar agent.

“Trading Day” means any day on which the Common Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Shares, then on the principal securities exchange or securities market on which the Common Shares are then traded.

“Transfer Agent” means Computershare Trust Company, N.A., or such other agent or agents of the Corporation as may be designated by the Board or its duly authorized designee as the transfer agent and registrar for the Shares.

“Voting Stock” shall mean stock of any class or kind having the power to vote generally for the election of directors.

3.            DIVIDENDS. Holders of Shares shall be entitled to receive dividends, when, as and if declared by the Board or a duly authorized committee thereof, in its sole discretion, out of funds legally available for that purpose. Any dividends that may be declared with respect to the Shares shall be non-cumulative.

4.            LIQUIDATION PREFERENCE.

(a)            Subject to the rights of the holders of Senior Shares and Parity Shares, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, each holder of the Shares shall be entitled to receive an amount equal to $1.50 per Share plus an amount equal to any declared but unpaid dividends thereon to the date of final distribution to such holders. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Shares and any such other Parity Shares if all amounts payable thereon were paid in full.

(b)            Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, or electronically, not less than ten (10) days prior to the payment date stated therein, to each record holder of Shares at the respective address or email address of such holders as the same shall appear on the stock transfer records of the Corporation.

(c)            Subject to the rights of the holders of Senior Shares and Parity Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Shares, as provided in this Section 4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed to the holders of the Corporation’s capital stock, and the holders of the Shares shall not be entitled to share therein.

5.            CORPORATION CALL AND HOLDER PUT OPTIONS.

(a)            Optional Redemption at Election of Corporation.

(i)            The Corporation shall have the right (but not the obligation) to redeem the Shares, in whole or in part at any time after the fifth anniversary of the Original Issue Date and continuing indefinitely thereafter, at the option of the Corporation, for cash, at a price per Share equal to the lesser of (i) the Original Issue Price of such Share plus a non-compounded rate of return calculated at 8% per annum from the date of issuance of such Share, and (ii) 200% of the Original Issue Price of such Share (the “Redemption Price”). To exercise this redemption right, the Corporation shall deliver written notice to each holder of record of Shares that all or part of the Shares will be redeemed (the “Corporation Redemption Notice”) on a date that is no earlier than twenty (20) and no later than sixty (60) days after the date of the Corporation Redemption Notice (such date, the “Call Date”). If fewer than all of the outstanding Shares are to be redeemed pursuant to the Corporation’s exercise of its redemption right under this Section 5(a), the Shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by the Corporation.

(ii)           On a Call Date and in accordance with this Section 5(a), the Corporation will, at its option (to the extent it may then lawfully do so under Delaware law, and for so long as (A) a redemption is permitted under the Corporation’s certificate of incorporation (including all related certificates of designation), and (B) such redemption does not constitute a default under any Borrowing Agreements), redeem the Shares specified in the Corporation Redemption Notice by paying in cash, via wire transfer of immediately available funds to the respective accounts designated in writing by the applicable holders, an amount per Share equal to the Redemption Price.

(iii)          On or before the Call Date, each holder whose Shares are being redeemed under this Section 5(a) shall, if required by the Corporation, deliver to the Corporation a stock power, duly executed (in the form provided by the Corporation together with the Corporation Redemption Notice).

(b)           Optional Redemption at Election of Holder.

(i)            Once per calendar quarter beginning any time after the fifth-year anniversary of the Original Issue Date, a holder of record of Shares may elect to cause the Corporation to redeem all or any portion of their Shares for an amount equal to the Redemption Price, which amount may be settled by delivery of cash or Common Shares, at the option of the holder. If the holder elects settlement in Common Shares, the Corporation will deliver such number of Common Shares per Share equal to the Redemption Price divided by the Original Issue Price, with any fraction rounded up to the next whole Common Share. A holder making such election shall provide written notice thereof to the Corporation specifying the name and address of the holder, the number of Shares to be redeemed and whether settlement shall be in cash or Common Shares. The Board may, however, suspend cash redemptions at any time in its discretion if it determines that it would not be in the best interests of the Corporation to effectuate cash redemptions at a given time because the Corporation does not have sufficient cash, including because the Board believes that cash on hand should be utilized for other business purposes. Redemptions will be limited to five percent (5%) of the total outstanding Shares per quarter and any redemptions in excess of such limit or to the extent suspended, shall be redeemed in subsequent quarters on a first come, first served, basis. The Corporation shall redeem the specified Shares for Common Shares no later than twenty (20) days, or for cash no later than 365 days, following receipt of such notice. The Corporation may require the surrender and endorsement of any physical share certificates representing the redeemed Shares upon payment of the redemption price.

(ii)           Upon receipt of a written notice from a holder of record of Shares requesting that the Corporation redeem such holder’s Share(s) for cash (the “Holder Redemption Notice”), the Corporation may choose to (but shall not be obligated to) redeem the applicable Shares for cash. Within sixty (60) days after the Corporation’s receipt of the Holder Redemption Notice, the Corporation shall provide written notice to such requesting holder specifying whether all or a portion of the Shares sought to be redeemed pursuant to the Holder Redemption Notice will be purchased by the Corporation (which the Corporation shall determine in its discretion) (the “Corporation Redemption Response”). If all or any portion of such Shares is to be repurchased by the Corporation, then the Corporation Redemption Response shall specify the date on which such repurchase and redemption shall occur (the "Redemption Date”), which date shall be no more than 365 days after the giving of the Holder Redemption Notice, and the Corporation Redemption Response shall include the form of stock power, if required.

(iii)          On any Redemption Date and in accordance with this Section 5(b), the Corporation will to the extent that it has sufficient funds to consummate a redemption, as determined by the Corporation in its discretion, and to the extent that it may then lawfully do so under Delaware law and such payment is further permitted under the Corporation’s certificate of incorporation (including all related certificates of designation), and any borrowing agreements to which it or its subsidiaries are bound (the “Borrowing Agreements”), in connection with the delivery by such holder of the applicable items required herein, redeem the Shares specified in the Corporation Redemption Response by paying in cash, by check or via wire transfer of immediately available funds to an account designated in writing by the holder, an amount per Share equal to the Redemption Price.

(iv)          From and after the Redemption Date, (A) the Shares identified in the Corporation Redemption Response shall be cancelled on the books and records of the Corporation, and (B) all rights of the holder of the shares to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price (which right shall be contingent upon the holder delivering the stock power, if any, required by the Corporation); provided, however, that if as of the close of business on the Redemption Date the Corporation has not paid the Redemption Price with respect to such holder (other than any case in which the Redemption Price has not been paid due to a failure by the holder to deliver the stock power required herein), then the Shares to be redeemed shall remain issued and outstanding, and all rights of such holder with respect to such Shares shall continue.

(v)           If, on any Redemption Date, the Corporation (A) is unable, by virtue of applicable law or provisions in its certificate of incorporation (including all related certificates of designation), to redeem Shares, or (B) cannot redeem Shares without constituting a default under any Borrowing Agreements, then such redemption obligation shall be discharged promptly after the Corporation becomes able to discharge such redemption obligation under applicable law and without causing or constituting a default under Borrowing Agreements, with all such deferred redemption obligations being satisfied based on the order in which any Holder Redemption Notices shall have been received by the Corporation (i.e., first come, first served).

(vi)          Until the Corporation obtains approval to waive this Section 5(b)(vi) by the requisite number of its stockholders at a duly called special or annual meeting of stockholders, the Corporation shall not deliver Common Shares in settlement of a holder’s redemption right under Section 5(b)(i) hereof, and a holder of Shares shall not have the right to elect delivery of Common Shares under Section 5(b)(i), to the extent that (A) the aggregate Common Shares issued by the Corporation to all holders pursuant to Section 5(b)(i) plus (B) the aggregate Common Shares issued or issuable by the Corporation pursuant to the exercise of warrants issued by the Corporation in connection with the Shares, would exceed 19.99% of the Common Shares issued and outstanding on the date of this Certificate, subject to pro rata adjustment in connection with any stock splits, stock dividends, or similar changes to the Corporation’s capitalization occurring after the date of this Certificate.

(c)            Corporation Redemption Procedures. The Corporation Redemption Notice shall be mailed by first class mail or electronic mail to each holder of record of Shares to be redeemed at the address or email address of each such holder as shown on the Corporation’s records. Neither the failure to mail any notice required by this paragraph (c), nor any defect therein or in the mailing or emailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed or emailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed or emailed whether or not the holder receives the notice. Each such mailed or emailed notice shall state, as appropriate: (1) the Call Date; (2) the number of Shares to be redeemed and, if fewer than all the Shares held by such holder are to be redeemed, the number of such Shares to be redeemed from such holder; (3) the Redemption Price per Share (determined as set forth in paragraph (a) of this Section 5), (4) if any Shares are represented by certificates, the place or places at which certificates for such Shares are to be surrendered; and (5) any other information required by law or by the applicable rules of any exchange or national securities market upon which the Shares may be listed or admitted for trading. Notice having been mailed or emailed as aforesaid, from and after the Call Date (unless the Corporation shall fail to make available an amount of cash necessary to effect such redemption), (i) said Shares shall no longer be deemed to be outstanding, and (ii) all rights of the holders thereof as holders of Shares shall cease (except the right to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon).

(d)            Set Asides. The Corporation’s obligation to provide cash in accordance with the preceding subsection shall be deemed fulfilled if, on or before the Call Date, the Corporation shall irrevocably deposit funds necessary for such redemption, in trust, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50 million, with irrevocable instructions that such cash be applied to the redemption of the Shares so called for redemption, in which case the notice to holders of the Shares will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates, if any, representing such Shares at such place on or about the date fixed in such redemption notice (which may not be later than the Call Date) against payment of the redemption price. No interest shall accrue for the benefit of the holders of Shares to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Call Date shall revert to the general funds of the Corporation after which reversion the holders of such Shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

6.            CONVERSION. The holders of the Shares shall have conversion rights as follows (the “Conversion Rights”):

(a)            Right to Convert. Each Share shall be convertible into Common Shares at a price per share of $0.75 (e.g., one Share having an Original Issue Price of $1.50 converts into two shares of Common Stock) (the “Conversion Price”), at the option of the holder thereof, at any time following the issuance date of such Share and on or prior to the fifth (5th) day prior to an applicable redemption date, if any, as may have been fixed in any redemption notice with respect to the Shares, at the office of this Corporation or any transfer agent for such stock. The Conversion Price shall be adjusted for forward stock splits (although not for reverse stock splits), stock dividends, recapitalizations or similar events in respect of the Common Shares.

(b)            Forced Conversion. If (i) the Closing Sale Price of Common Shares during the ten consecutive Trading Day period ending and including the applicable Forced Conversion Notice Date (as defined below) has been at or above $1.50 per share, (ii) there is a Change in Control, or (iii) the Corporation consummates a firm commitment public offering of Common Shares for gross proceeds of at least $15,000,000 at an offering price per share equal to or greater than $1.50, then the Corporation shall have the right to require the holder to convert all, or any portion of, the Shares held by such holder for Common Shares in accordance with this Section 6(b) (the “Forced Conversion”) on the Forced Conversion Date (as defined below). The Corporation may exercise its right to require a Forced Conversion by delivering a written notice thereof by email, facsimile, mail or overnight courier to the holders of record of Shares (the “Forced Conversion Notice”, and the date of such notice is referred to as the “Forced Conversion Notice Date”).  The Forced Conversion Notice shall (x) state the date on which the Forced Conversion shall occur (the “Forced Conversion Date”) which date shall not be less than five (5) calendar days nor more than twenty (20) calendar days following the Forced Conversion Notice Date; provided, however, that in the event of a Forced Conversion in respect of a Change in Control, at the Corporation’s election, the Forced Conversion Date may be deemed to be effective as of immediately prior to the consummation of the Change in Control, and (y) state the aggregate number of Shares which are being converted in such Forced Conversion from the holder and all of the other holders of the Shares pursuant to this Section 6(b) on the Forced Conversion Date. If the Corporation has elected a Forced Conversion, the mechanics of conversion set forth in Section 6(c) shall apply. If the Corporation elects to cause a Forced Conversion of Shares pursuant to this Section 6(b) then it must simultaneously take the same action with respect to all of the other Shares then outstanding on a pro rata basis.

(c)            Mechanics of Conversion. In connection with the conversion of any holder’s Shares into Common Shares, if such holder’s Shares are certificated, if required by the Corporation the holder shall surrender the certificate or certificates for such Shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the principal office of the Corporation or of its transfer agent, and shall give written notice to the Corporation or, if directed by the Corporation, its transfer agent specifying such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. Unless a different time and date is otherwise specified by the Corporation or otherwise set forth in this Certificate, the close of business on the date of receipt by the Corporation or its transfer agent, as applicable, of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion, and the shares of Common Stock issuable upon conversion of the specified Shares shall be deemed to be outstanding of record as of such date.

(d)            No Impairment. This Corporation will not, by amendment of its certificate of incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Shares against impairment.

(e)            Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Shares; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Shares, in addition to such other remedies as shall be available to the holder of such Shares, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s certificate of incorporation.

(f)            Notice. Any notice required by the provisions of this section to be given to the holders of Shares shall be deemed given if deposited in the United States mail, postage prepaid, or emailed and addressed to each holder of record at his, her or its address or email address appearing on the books of this Corporation.

7.            STATUS OF ACQUIRED SHARES. All Shares issued, redeemed by the Corporation or converted by the holder in accordance with Sections 5 or 6 hereof, or otherwise acquired by the Corporation, shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

8.            RANKING.

(a)	Any class or series of shares of stock of the Corporation shall be deemed to rank:

(i)            prior to the Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Shares (“Senior Shares”);

(ii)            on a parity with the Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Shares, if the holders of such class or series and the Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Shares”); and

(iii)            Junior to the Shares, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be the Common Shares or any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Shares have preference or priority in the payment of dividends and in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation (“Junior Shares”).

(b)	The Corporation’s Common Shares shall be considered Junior Shares relative to the Shares.

9.            VOTING RIGHTS.

(a)            So long as any Shares are outstanding, the affirmative vote of the holders of more than fifty percent (50%) of the Shares then outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)            Any amendment, alteration or repeal of any provisions of the certificate of incorporation or this Certificate that materially and adversely affects the rights, preferences or voting power of the Shares; provided, however, that (a) the amendment of the certificate of incorporation to authorize or create Parity Shares or Junior Shares, or (b) to increase or decrease the authorized amount of, Shares, Senior Shares, Parity Shares or Junior Shares, shall not be deemed to materially or adversely affect the rights, preferences or voting power of the Shares; or

(ii)            A statutory share exchange, consolidation with or merger of the Corporation with or into another entity or consolidation of the Corporation with or merger of another entity into the Corporation, that in each case materially and adversely affects the rights, preferences or voting power of the Shares, unless in such case each Share shall be converted into or exchanged for an amount of cash equal to or greater than the applicable redemption price called for under Section 5 hereof at the time of such conversion or exchange or preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications and terms or conditions of redemption thereof that are materially the same as those of a Share.

(iii)            Provided, however, that no such vote of the holders of Shares under this Section 9 shall be required if, at or prior to the time when any of the above actions is to take effect, a deposit is made for the redemption in cash of all Shares at the time outstanding, as provided in paragraph (d) of Section 5 hereof, for a redemption price called for under Section 5 at the time of such redemption.

(b)            For purposes of paragraph (a) of this Section 9, each Share shall have one vote per share. Except as required by applicable provisions of Delaware law, the Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action. No amendment to these terms of the Shares shall require the vote of the holders of Common Shares (except as required by law).

10.          RECORD HOLDERS. The Corporation and the Transfer Agent shall deem and treat the record holder of any Shares as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

11.          SINKING FUND. The Shares shall not be entitled to the benefits of any retirement or sinking fund.

12.          UNCERTIFICATED BOOK-ENTRY SECURITIES. At the option of the Corporation, the Shares may be issued as book-entry securities directly registered in the stockholder’s name on the Corporation’s or Transfer Agent’s books and records. If entered as book-entry, the Shares need not be represented by certificates, but instead would be uncertificated securities of the Corporation.

13.          OTHER RIGHTS. Except as otherwise stated herein, there are no other rights, privileges, or preferences attendant or relating in any way to the Shares, including by way of illustration but not limitation, those concerning participation, or anti-dilution rights or preferences.

In WITNESS WHEREOF, the undersigned hereby declares and certifies that this Certificate of Designation is executed on behalf of the Corporation as of this ___ day of ________________, 2024.

Corporation:
ENERGOUS CORPORATION

By:	/s/ Mallorie Burak
Mallorie Burak, CEO and CFO